EXHIBIT 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tmurphy@webershandwick.com
eileen.mcintyre@cubist.com

Cubist Pharmaceuticals 1Q09 Total Net Revenues Up 37%

Total Net Revenues $121.1 Million

Net Product Revenues $114.6 Million

CUBICIN’s 2009 Net U.S. Revenue Guidance Reconfirmed at $520-540 Million

GAAP Basic and Diluted Net Income of $0.14 and $0.13 Per Share, Respectively

NON-GAAP Basic and Diluted Net Income of $0.47 and $0.42 Per Share, Respectively

Earnings Conference Call & Webcast Today (With Slides) at 5:00 pm ET

Lexington, MA, April 21, 2009 – Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced results for the first quarter ended March 31, 2009. Total net revenues for the first quarter of 2009 increased 37% to $121.1 million from $88.3 million in the first quarter of 2008. This increase was attributable primarily to Cubist’s net sales of CUBICIN® (daptomycin for injection) in the United States, which increased 31% to $112.4 million in the first quarter of 2009 from $86.1 million in the first quarter of 2008. International net product revenues for the first quarter of 2009 were $2.2 million, an increase of 22% over the first quarter of 2008. Additionally, $6.0 million of service revenue was recognized in the first quarter of 2009 relating to Cubist’s exclusive agreement with AstraZeneca to sell and provide other support in the United States for MERREM® I.V. (meropenem for injection), which was entered into in July 2008. Cubist also is confirming that it expects 2009 CUBICIN net U.S. revenue to be $520-540 million, which is unchanged from the guidance Cubist provided in January.

Net income for the first quarter ended March 31, 2009, on a GAAP basis, was $7.8 million, or $0.14 and $0.13 per basic and diluted share, respectively, as compared to $9.7 million, or $0.17 per basic and diluted share, for the first quarter ended March 31, 2008. The first quarter results for 2009 include a $20.0 million upfront research and development payment related to the license and collaboration agreement with Alnylam Pharmaceuticals, Inc., which Cubist entered into in January 2009. Also, included in Cubist’s first quarter results for 2009 and 2008 is the impact of the adoption of FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, or FSP APB 14-1.(1)

(1) The adoption of FSP APB 14-1 required retrospective application as if FSP APB 14-1 had been in effect in prior periods.  This retrospective application required Cubist to record additional non-cash interest expense of $3.2 million and $3.4 million in its financial results for the first quarter of 2009 and 2008, respectively. This additional non-cash interest expense represents the amortization of a debt discount recorded against Cubist’s principal debt obligation on its balance sheets as required under FSP APB 14-1.

Cubist’s non-GAAP net income for the first quarter ended March 31, 2009, was $27.2 million, or $0.47 and $0.42 per basic and diluted share, respectively, which represents an increase of $9.0 million in non-GAAP net income compared to the same period in 2008.  A reconciliation between GAAP and non-GAAP net income is provided in the Condensed Consolidated Statement of Operations - Non-GAAP table included with this release.

As of March 31, 2009, Cubist had $405.9 million in cash, cash equivalents and long-term investments. The total number of Cubist’s common shares outstanding as of March 31, 2009, was 57,553,307.

******************CONFERENCE CALL & WEBCAST INFORMATION******************

Cubist will host a conference call and live audio webcast to discuss its first quarter 2009

Financial results, business activities and financial outlook.

Live Participant Dial In (Toll Free): (877) 407-0778
Live Participant Dial In (International): (201) 689-8565

Replay Number (Toll Free): 1-877-660-6853
Replay Number (International): 1-201-612-7415
Replay Passcodes (both required for playback):
Account #: 286 Conference ID #: 312504
For more information: http://www.investorcalendar.com/IC/CEPage.asp?ID=140803

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:  www.cubist.com

Replay will be available for 30 days at www.cubist.com

*********************************************************************************

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. In July 2008, Cubist began promoting MERREM® I.V. (meropenem for injection) in the United States.  MERREM is an established broad spectrum antibiotic developed by AstraZeneca. The Cubist product pipeline includes ecallantide, a recombinant human protein in Phase 2 clinical trials — CONSERV™-1 and the planned CONSERV™-2 — for the reduction of blood loss during cardiothoracic surgery, and two Phase 1 programs that address unmet medical needs, one in CDAD (Clostridium difficile-associated diarrhea) and the other for infections caused by multi-drug resistant (MDR) Gram-negative bacteria. In addition, the Company, in collaboration with Alnylam Pharmaceuticals, Inc. (Cambridge, MA), has a pre-IND and a Phase 2 program underway in novel treatments for respiratory syncytial virus infections using Alnylam’s RNA-interference technology. Cubist is headquartered in Lexington, MA. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements regarding CUBICIN’s expected 2009 net U.S. revenues. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: (i) the level of acceptance of CUBICIN by physicians, patients, third-party payors and the medical community; (ii) any changes in the current or anticipated market demand or medical need for CUBICIN; (iii) any unexpected adverse events related to CUBICIN, particularly as CUBICIN is used in the treatment of a growing number of patients around the world; (iv) the effectiveness of Cubist’s sales force and its ability to access targeted physicians; (v) Cubist’s ability to defend, maintain and protect its CUBICIN-related patents; (vi) the results of Cubist’s patent infringement lawsuit against Teva Parenteral Medicines, Inc. and its affiliates and any litigation related thereto, and any other litigation that Cubist files to defend and/or assert its CUBICIN-related patents;(vii) competition in the U.S. market; (viii) the ability of Cubist’s third party manufacturers, including our single source provider of API, to manufacture sufficient quantities of CUBICIN in accordance with Good Manufacturing Practices and other requirements of the regulatory approvals for CUBICIN and at an acceptable cost; (ix) the effect that the results of ongoing or future clinical trials of CUBICIN may have on its acceptance in the medical community; (x) changes in government reimbursement for CUBICIN or products competitive with CUBICIN; and (xi) a variety of risks common to our industry, including ongoing regulatory review, public and investment community perception of the industry, legislative or regulatory changes, and our ability to attract and retain talented employees. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent periodic filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.  In addition, any forward-looking statements represent Cubist’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Cubist does not assume any obligation to update any forward-looking statements.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.

Tables Follow

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(in thousands)

	March 31,	December 31,
	2009	2008
ASSETS
Cash, cash equivalents and long-term investments	$405,884	$417,945
Accounts receivable, net	44,980	43,162
Inventory	23,318	21,958
Property and equipment, net	67,880	66,819
Deferred tax assets, net	98,912	102,247
Other assets	34,378	37,010

Total assets	$675,352	$689,141

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$50,142	$79,584
Deferred revenue	21,190	21,340
Debt and other long-term liabilities, net	239,073	235,890
Total liabilities	310,405	336,814

Total stockholders’ equity	364,947	352,327

Total liabilities and stockholders’ equity	$675,352	$689,141

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three months ended
	March 31,
	2009		2008
Revenues:
U.S. product revenues, net	$112,419		$86,058
International product revenues	2,206		1,804
Service revenues	6,050		—
Other revenues	435		423
Total revenues, net	121,110		88,285

Costs and expenses:
Cost of product revenues	24,374		20,000
Research and development	50,542		22,364
Sales and marketing	19,480		19,983
General and administrative	10,927		11,433
Total costs and expenses	105,323		73,780

Operating income	15,787		14,505

Other (expense), net	(4,032)		(4,183)

Income before income taxes	11,755		10,322

Provision for income taxes	3,979		606

Net income	$7,776		$9,716

Basic net income per common share	$0.14		$0.17
Diluted net income per common share	$0.13	(1)	$0.17	(2)

Shares used in calculating:
Basic net income per common share	57,530,885		56,220,709
Diluted net income per common share	58,458,860		57,614,158

(1)	Includes add back of interest expense, debt issuance costs and debt discount amortization on 2.25% notes to income, net of tax effect
(2)	Includes add back of interest expense, debt issuance costs, debt discount amortization and net loss on repurchase of 2.25% notes to income, net of tax effect

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP

UNAUDITED

(in thousands, except share and per share data)

	Three months ended
	March 31,
	2009		2008

GAAP net income	$7,776		$9,716

Non-cash stock-based compensation expense	3,010		2,764

Non-cash debt discount amortization under FSP APB 14-1	3,195		3,351

Upfront payment related to Alnylam collaboration	20,000		—

Non-cash tax expense	3,335		—

Non-cash loss on disposal of assets	—		2,323

Income tax effect of Non-GAAP adjustments	(10,157)		—

Non-GAAP proforma net income	$27,159		$18,154

Non-GAAP basic net income per common share	$0.47		$0.32
Non-GAAP diluted net income per common share	$0.42	(1)	$0.26	(2)

Shares used in calculating:
Non-GAAP basic net income per common share	57,530,885		56,220,709
Non-GAAP diluted net income per common share	68,208,290		68,042,120

(1) Includes add back of interest expense and debt issuance costs on 2.25% notes to income, net of tax effect

(2) Includes add back of interest expense, debt issuance costs and net loss on repurchase of 2.25% notes to income, net of tax effect